Form of Amendment No. 1 to Distribution Agreement

This Amendment No. 1 to the Distribution Agreement (this “Amendment”) entered into by and between Columbia ETF Trust I, a Massachusetts business trust (the “Trust”), and ALPS Distributors, Inc., a Colorado corporation (“ALPS”), is dated as of September 20, 2017 (the “Effective Date”).

WHEREAS, the Trust and ALPS entered into a Distribution Agreement, dated as of April 19, 2016, as in effect prior to giving effect to this Amendment (the “Agreement”); and

WHEREAS, the Trust and ALPS wish to amend the Agreement in order to reflect the addition of one Fund to be offered under the Trust.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1.	Appendix A (List of Funds) to the Agreement is hereby deleted in its entirety and replaced with a new Appendix A (List of Funds) attached hereto.

2.	Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

COLUMBIA ETF TRUST I	ALPS DISTRIBUTORS, INC.

By:		By:
Name:	Christopher O. Petersen	Name:	Steven B. Price
Title:	President	Title:	Senior Vice President and Director of Distribution Services

APPENDIX A

LIST OF FUNDS

Columbia Sustainable Global Equity Income ETF

Columbia Sustainable International Equity Income ETF

Columbia Sustainable U.S. Equity Income ETF

Columbia Diversified Fixed Income Allocation ETF